Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS

FOR THE THIRD QUARTER OF 2008

Midlothian, Virginia, November 10, 2008. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the third quarter of 2008. Net income for the three months ended September 30, 2008 amounted to $219,000 or $0.08 per fully diluted share, compared to net income of $259,000 or $0.10 per fully diluted share for the same period in 2007. Earnings for the first nine months of 2008 amounted to $491,000 or $0.19 per fully diluted share, compared to earnings of $795,000 or $0.29 per fully diluted share for the same period in 2007. This represents declines of 15.4% and 38.3% in earnings for the three and nine month periods ended September 30, 2008 when compared with the same periods in 2007.

Thomas W. Winfree, President and Chief Executive Officer, commented, “We are in the midst of unprecedented economic times that will change the financial industry in this country for the foreseeable future. With massive government bailouts and the newly announced Troubled Asset Relief Program (TARP), the government will be taking significant ownership positions in many U.S. banks, including the nine largest. Despite what has been reported in the news media, prior to the current turmoil in the financial industry the government exercised substantial regulatory oversight of the banking industry.

On a positive note, I am pleased that we have remained profitable throughout 2008 given the depressed economy both nationally and locally. In fact, our earnings have improved each quarter this year. However, if the economy remains depressed it will be difficult to remain profitable.”

Net Interest Income and Net Interest Margin

Net interest income for the three months ended September 30, 2008 was $3,096,000, an increase of $29,000, or 0.9%, over net interest income of $3,067,000 for the same period in 2007. Net interest income for the nine months ended September 30, 2008 was $9,069,000, an increase of $325,000, or 3.7%, over $8,744,000 in net interest income for the same period in 2007. These increases in net interest income are attributable to the growth of our loan portfolio, from $298,321,000 at September 30, 2007 to $338,100,000 at September 30, 2008.

However, while net interest income increased as a result of the growth of the loan portfolio, it was negatively impacted by a declining net interest margin. The net interest margin for each of the three and nine month periods ended September 30, 2008 was 3.32% and 3.31% compared to 3.71% and 3.89% for the comparable periods in 2007. Margin compression from declining interest rates in 2008 was the single largest factor in our decline in profitability for the first six months of 2008 compared to the same period in 2007.

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $515,000 for the three months ended September 30, 2008 compared to $244,000 for the same period in 2007. Provisions for loan losses for the nine months ended September 30, 2008 were $1,262,000 compared to $812,000 for the same period in 2007. The increases in the provisions for loan losses in 2008 when compared to 2007 reflect a higher level of problem loans, management’s concern about the uncertainty in the economy, and the current nationwide credit crisis.

Nonperforming assets, consisting of nonaccrual loans of $5,041,000 and other real estate owned of $1,607,000 at September 30, 2008, as a percentage of total assets remained relatively unchanged at 1.65% at September 30, 2008 compared to 1.66% at June 30, 2008. This compares with 0.73% at December 31, 2007. However, the amount of nonperforming assets increased from $6,454,000 at June 30, 2008 to $6,648,000 at September 30, 2008. This increase in nonperforming loans was a result of an increase in nonaccrual loans as other real estate owned declined. At September 30, 2008, there were twenty-four nonaccrual loans totaling $5,041,000 which represents an increase of $420,000, or 9.1%, over the $4,621,000 in nonaccrual loans at June 30, 2008.

At September 30, 2008, other real estate owned declined to $1,607,000 from $1,833,000 at June 30, 2008, a decrease of $226,000, or 12.3%. As disclosed previously, during the second quarter of 2008 the Bank foreclosed upon real estate assets valued at $1,160,000, taking a pretax charge to income of $454,000, as a result of fraudulent activity by one borrower which may be recoverable through insurance coverage. This one loan relationship accounted for 50% of our total charge-offs for the year. We continue to pursue recovery from our insurance carrier.

In addition to the nonperforming assets at September 30, 2008, there were fourteen loans past due 90 days or more and still accruing interest totaling $2,522,000. We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.

The following table reflects asset quality and allowance for loan losses details for Village Bank:

	Sept. 30,	June 30,	March 31,
	2008	2008	2008

Loans 90+ days past due	$ 2,522	$ 1,984	$ 1,623

Nonaccrual loans	$ 5,041	$ 4,621	$ 6,835

Other real estate owned	$ 1,607	$ 1,833	$ 385

Allowance for loan losses
Beginning balance	$ 3,499	$ 3,509	$ 3,469
Provision for loan losses	515	498	249
Charge-offs	(163)	(534)	(209)
Recoveries	2	26	-
Ending balance	$ 3,853	$ 3,499	$ 3,509

Ratios
Allowance for loan losses to
Loans, net of unearned income	1.13%	1.02%	1.01%
Nonaccrual loans	76.43%	75.72%	51.34%
Nonperforming assets to total assets	1.65%	1.66%	1.85%

Noninterest Income

Noninterest income increased significantly from $826,000 for the three months ended September 30, 2007 to $1,298,000 for the same period in 2008, an increase of $472,000, or 57.1%. This increase in noninterest income is a result of higher gain on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as higher service charges and fees from our branch network. Additionally, there was a gain from sale of our previous headquarters building of $58,000.

Noninterest Expense

Noninterest expense increased by $290,000 from the third quarter of 2007 to the third quarter of 2008. The largest increases in noninterest expense occurred in salaries and benefits of $69,000, occupancy costs of $169,000, data processing costs of $57,000, loan underwriting costs of $109,000, audit and accounting costs of $30,000 and the

FDIC insurance assessment of $30,000. The increases in salaries and benefits and occupancy and data processing costs are a result of the growth of the Company; the increase in loan underwriting costs is directly related to the increase in loan production by our mortgage company; the increase in audit and accounting is a result of compliance with the requirements of the Sarbanes-Oxley Act; and the increase in the FDIC insurance assessment is related to our capital ratios and overall growth.

Consolidated Assets

Total assets increased $17,188,000, or 4.3%, to $418,625,000 at September 30, 2008 from $401,437,000 at June 30, 2008. This increase in total assets was attributable to an increase in liquid assets (cash and due from, federal funds sold and investment securities available for sale) of $18,835,000 offset by a decline in net loans of $1,804,000.

This increase in assets was funded by increases in deposits of $12,998,000 and other borrowings of $5,339,000. The Company’s concerns about credit quality in the current depressed economy combined with lower loan demand in the third quarter resulted in the increase in funding sources increasing liquid assets rather than loans. Our loans to deposits ratio declined to 99.8% at September 30, 2008 from 104.4% at June 30, 2008.

Equity

Consolidated stockholders’ equity totaled $28,154,000 at September 30, 2008, which represented a book value of $10.50 per share.

During the third quarter of 2008, the Company took steps to increase the capital positions of both the Company and the Bank in connection with its planned merger with River City Bank. Such actions were taken, in part, to allow the FDIC to consider the merger application on an expedited/delegated basis. In that regard, the Company issued 59,885 shares of common stock and received proceeds of $500,000 as a result of the exercise of previously issued options to its directors. In addition, the Company obtained a loan for $2,250,000 of which it contributed $2,000,000 to the Bank as a capital contribution. And lastly, at the consummation of the merger on October 14, 2008, the Company issued 106,250 shares of common stock to the Company’s largest shareholder for proceeds of $850,000. As a result of these actions, the Company continues to be well-capitalized and its subsidiary bank achieved a well-capitalized status at September 30, 2008.

Mr. Winfree concluded. “2008 continues to be a challenging year for community banks. With compressed interest rate margins and asset quality concerns negatively impacting profitability, we expect earnings for the remainder of the year will remain depressed. However, I am optimistic that our Company will remain financially strong. In this regard, we believe the completed merger with River City Bank will enhance the strength of our balance sheet as well as our profitability in 2009.”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices, with three currently operating as River City Bank. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of merger with River City Bank, including future financial and operating results, and accretion to reported earnings that may be realized from the merger; (ii) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Village Bank and River City Bank may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) adverse governmental or regulatory policies may be enacted; (5) the interest rate environment may compress margins and adversely affect net interest income; (6) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (7) competition from other financial services companies in the Company’s markets could adversely affect operations; (8) an economic slowdown could adversely affect credit quality and loan originations; and (9) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Balance Sheet Data
Total assets	$ 418,625	$ 393,264
Investment securities	5,036	13,711
Loans held for sale	3,403	3,490
Loans, net	338,096	323,874
Deposits	338,680	339,297
Borrowings	49,261	24,737
Stockholders' equity	28,154	26,893
Book value per share	$ 10.50	$ 10.44
Total shares outstanding	2,682,148	2,575,985

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.13%	1.06%
Nonaccrual loans	76.43%	134.20%
Nonperforming assets to total assets	1.65%	0.73%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$ 6,725	$ 6,798	$ 20,353	$ 18,645
Interest expense	3,629	3,731	11,284	9,901
Net interest income before
provision for loan losses	3,096	3,067	9,069	8,744
Provision for loan losses	515	244	1,262	812
Noninterest income	1,298	826	2,945	1,970
Noninterest expense	3,547	3,257	10,008	8,697
Income tax expense	113	133	253	410
Net income	219	259	491	795
Income per share
Basic	$ 0.08	$ 0.10	$ 0.19	$ 0.31
Diluted	$ 0.08	$ 0.10	$ 0.19	$ 0.29

Performance Ratios
Return on average assets	0.21%	0.29%	0.16%	0.33%
Return on average equity	3.09%	3.83%	2.37%	4.03%
Net interest margin	3.32%	3.71%	3.31%	3.89%
Efficiency	80.74%	83.68%	83.30%	81.17%

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